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                                                                 EXHIBIT (10)(a)
H&R Block, Inc.                  Thomas M. Bloch
4410 Main Street                 President and
Kansas City, Missouri 64111      Chief Executive Officer
(816) 932-8422


                                 May 10, 1995


Mr. William P. Anderson
Senior Vice President and
Chief Financial Officer
H&R Block, Inc.
4410 Main Street
Kansas City, Missouri  64111

Dear Bill:

  As a member of the senior management teams of H&R Block, Inc., Block Financial Corporation and Legal Knowledge Systems, Inc., you have been selected to participate in a special management incentive program which, if the conditions specified herein are satisfied, can result in a fully competitive cash incentive award. Your participation in this program is separate from, and does not preclude, any participation by you in any traditional Management Incentive Plan for fiscal year 1996 to hereafter be considered by the Company's Board of Directors.

  An Incentive Award of $75,000.00 (the "Incentive Award") has been established for you under this special program. If you satisfy both of the requirements specified below for the payment of such Incentive Award, it will be paid to you on or before January 10, 1996. If you would like all or any portion of such award deferred pursuant to the H&R Block Deferred Compensation Plan for Executives, you will need to complete a deferral election form pertaining to such "bonus" during the enrollment period for the DCP in the fall of 1995.

  One hundred percent (100%) of the amount of your Incentive Award ($75,000.00) is related to the actual performance of Block Financial Corporation and Legal Knowledge Systems, Inc. for the period between May 1, 1995, and November 30, 1995 (the "Incentive Period"), in comparison to the budgeted performance of such corporations during such Incentive Period. If (i) the actual pretax loss of Block Financial Corporation ("BFC") and Legal Knowledge Systems, Inc.
("LKS") for the Incentive Period, on a consolidated basis, is less than or equal to the budgeted pretax loss of BFC and LKS for such Incentive Period, on a consolidated basis (or there are actual consolidated pretax earnings for BFC and LKS for the Incentive Period), and (ii) you are continuously employed by HRB Management, Inc. between May 1, 1995, and December 29, 1995, inclusive, you will be entitled to payment of the Incentive Award.
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Letter to William P. Anderson
May 10, 1995
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  The entire amount of the Incentive Award shall be forfeited if (i) the actual consolidated pretax loss of BFC and LKS for the Incentive Period is not less than or equal to the budgeted consolidated pretax loss for BFC and LKS for the Incentive Period, or (ii) you are not continuously employed by HRB Management, Inc. between May 1, 1995, and December 29, 1995, inclusive, provided that, this continuous employment provision (and the continuous employment condition set forth in the paragraph immediately preceding this paragraph) shall not apply if and only if such employment ceases on or before December 29, 1995, due to its termination by HRB Management, Inc. without cause (as determined by the Compensation Committee of the Board of Directors of H&R Block, Inc.).

  For purposes of this program, the budgeted consolidated pretax loss of BFC and LKS for the Incentive Period shall be the approved budgeted pretax loss of BFC combined with the approved budgeted pretax loss of LKS for such Incentive Period.

  As part of the senior management teams of H&R Block, Inc., Block Financial Corporation and Legal Knowledge Systems, Inc., you play a vital role in the overall success of the Company. Your accomplishment of the requisites for the payment of the Incentive Award will provide not only a financial reward to you, but also substantive business results for the Company. I am confident that you will use your best efforts to ensure that this program proves to be beneficial to both you and the Company.


Sincerely,

/s/ Thomas M. Bloch


Thomas M. Bloch